EXHIBIT 99.1

MEDIA CONTACT:	Tricia Ingraham 330-796-8517

ANALYST CONTACT:	Barb Gould 330-796-8576
FOR IMMEDIATE RELEASE

Goodyear Sets Sales Record, Net Income Doubles in 2005 Second Quarter
•	Net income $69 million, 34 cents per share
•	Segment operating income increases 24 percent to $316 million
•	Record global sales of $5 billion, up 10 percent
•	Five business units set sales records
     AKRON, Ohio, August 4, 2005 — The Goodyear Tire & Rubber Company today reported net income of $69 million (34 cents per share) for the second quarter of 2005, reflecting record sales and increased unit volume. In the second quarter of 2004, the company had net income of $30 million (17 cents per share). All per share amounts are diluted.
     Sales of $5 billion were a record for any quarter, and a 10 percent increase from $4.5 billion during the 2004 period. The increase reflects improved pricing, product mix and volume, as well as the favorable impact of currency translation.
     Tire unit volume in the second quarter of 2005 was 56.4 million units, up from 55.0 million units in the 2004 period. Volume increases were driven by gains in the European, Latin American and Asia/Pacific markets.
     “Five of our businesses had record second quarter sales, and margins improved in our North American and European Union tire businesses,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “This success is further evidence that our strategies are working, and that our unwavering focus on key products, customers and markets is paying off. We continue to gain share in targeted markets,” he said.
(more)

     “We have been successful in offsetting the impact of record high raw material costs through strategic pricing actions and by driving product mix enhancement. We will continue to concentrate on these areas to address the inevitable raw material cost increases that we expect in the second half of 2005,” Keegan added.
     Raw material costs increased by approximately $133 million during the quarter, compared to a year ago. The company said it expects raw material costs to grow by approximately 10 percent for the full year of 2005 compared to 2004.
     The company estimates the effects of currency translation had a positive net impact on 2005 second quarter sales of approximately $108 million.
     The second quarter of 2005 includes net after-tax charges of $47 million (23 cents per share) related to financing fees, and $7 million (3 cents per share) primarily related to the settlement of prior-years tax liabilities. The quarter also included after-tax gains of $19 million (9 cents per share) from a previously disclosed environmental insurance settlement, $6 million (2 cents per share) related to fire loss recoveries, $5 million (2 cents per share) in net rationalization reversals, and $8 million (4 cents per share) related to general and product liability — discontinued products.
     The second quarter of 2005 also included $8 million (4 cents per share) in after-tax expense relating to prior periods.
     The 2004 second quarter included after-tax rationalization charges of $9 million (5 cents per share) and an after-tax charge of $9 million (5 cents per share) related to external professional fees associated with the previously disclosed accounting investigation, and
     $8 million (5 cents per share) related to general and product liability — discontinued products.
     The company anticipates continued year-over-year gains in operating performance during the second half of 2005, however the rate of those gains is expected to be less than they were in the first half.
Business Segments
     Second quarter total segment operating income was $316 million, an increase of 24 percent compared to $254 million in the 2004 period. All of Goodyear’s tire businesses reported higher segment operating income compared to the year-ago period.
     See the note at the end of this release for further explanation and a reconciliation table.
(more)

North American Tire	Second Quarter		Six Months
(in millions)	2005	2004	2005	2004
Tire Units	25.3	25.7	50.6	50.4
Sales	$2,296	$2,171	$4,434	$4,109
Segment Operating Income	55	41	66	17
Segment Operating Margin	2.4%	1.9%	1.5%	0.4%
     North American Tire sales reached a record for any quarter, increasing 6 percent compared to the 2004 period. The increase was driven by improved pricing and product mix, and higher volume in the consumer replacement and commercial original equipment markets. These increases were offset by an 8 percent decrease in shipments to consumer OE customers, reflecting a slowdown in the U.S. automotive industry and Goodyear’s selective fitment strategy in this market.
     Second quarter segment operating income increased 34 percent compared to the 2004 period due to improved pricing and product mix, lower manufacturing costs and higher chemical and off-highway sales partially offset by higher raw material costs of approximately $75 million.

European Union Tire	Second Quarter		Six Months
(in millions)	2005	2004	2005	2004
Tire Units	15.9	15.4	31.9	31.7
Sales	$1,178	$1,060	$2,376	$2,171
Segment Operating Income	85	57	192	127
Segment Operating Margin	7.2%	5.4%	8.1%	5.8%
     European Union Tire sales were a second quarter record and increased 11 percent over the 2004 quarter as a result of strong price and product mix, volume increases driven by the consumer replacement and commercial OE markets, and a favorable impact from currency translation of approximately $26 million.
     Segment operating income increased 49 percent to a second quarter record primarily due to improved pricing and product mix, which offset higher raw material costs of approximately $11 million compared to the year-ago period.

Eastern Europe, Middle	Second Quarter		Six Months
East, Africa Tire
(in millions)	2005	2004	2005	2004
Tire Units	4.7	4.5	9.5	9.2
Sales	$342	$301	$682	$584
Segment Operating Income	49	45	96	88
Segment Operating Margin	14.3%	15.0%	14.1%	15.1%
(more)

     Eastern Europe, Middle East and Africa Tire’s sales were up 14 percent and a second quarter record. The increase resulted from the favorable impact of currency translation, estimated at $12 million, improved volume, and price and product mix related to growth in replacement markets, price increases in emerging markets and continued growth in premium brands.
     Segment operating income improved 9 percent, reaching a second-quarter record due to improved pricing and product mix, foreign currency translation of approximately $7 million, and strong volume. Higher raw material costs of approximately $7 million had a negative impact on results.

Latin American Tire	Second Quarter		Six Months
(in millions)	2005	2004	2005	2004
Tire Units	5.4	4.7	10.4	9.6
Sales	$381	$291	$729	$594
Segment Operating Income	77	61	164	123
Segment Operating Margin	20.2%	21.0%	22.5%	20.7%
     Latin American Tire sales increased 31 percent from the second quarter of 2004 due to higher volume, price increases and improved product mix, as well as the favorable impact of currency translation of approximately $37 million. Sales were the highest for any second quarter in the last seven years.
     Segment operating income was a second quarter record, and a 26 percent increase from 2004 due to improved pricing and product mix, volume and approximately $15 million in favorable currency translation, resulting from certain currency revaluations. Higher raw material costs of approximately $20 million had a negative impact on segment operating income.

Asia/Pacific Tire	Second Quarter		Six Months
(in millions)	2005	2004	2005	2004
Tire Units	5.1	4.7	9.9	9.8
Sales	$368	$328	$709	$651
Segment Operating Income	20	17	39	25
Segment Operating Margin	5.4%	5.2%	5.5%	3.8%
     Asia/Pacific Tire sales were a record for any quarter and 12 percent higher than the 2004 quarter due primarily to favorable currency translation of approximately $21 million, and higher volume, particularly in OE markets.
(more)

     Segment operating income increased 18 percent in the 2005 quarter, reaching a record for any quarter due to improved pricing and product mix, which partially offset raw material cost increases of $13 million.

Engineered Products	Second Quarter		Six Months
(in millions)	2005	2004	2005	2004
Sales	$427	$368	$829	$712
Segment Operating Income	30	33	51	55
Segment Operating Margin	7.0%	9.0%	6.2%	7.7%
     Engineered Products’ sales in the second quarter of 2005 were a record for any quarter and increased 16 percent compared to the 2004 period as a result of higher volume, mainly in the industrial channel, and the favorable effect of currency translation of approximately $11 million.
     Segment operating income decreased 9 percent due primarily to higher raw material costs of approximately $6 million, and higher administrative and manufacturing costs.
Year-to-Date Results
     Sales for the first six months of 2005 were a record $9.8 billion, an increase of 11 percent from $8.8 billion in the 2004 period. Tire unit volume was 112.3 million units, up from 110.7 million units a year ago.
     Net income for the first six months of 2005 was $137 million (69 cents per share), compared to a loss of $48 million (28 cents per share) during the year-ago period.
     Total segment operating income was $608 million in the first half of 2005, an increase of 40 percent from $435 million in the first six months of 2004.
     First-half 2005 raw material costs increased approximately $252 million compared to the year-ago period.
     In addition to the items listed for the second quarter, the first six months of 2005 includes net after-tax gains of $7 million (3 cents per share) from reversals of rationalization charges, and net after-tax charges of $12 million (6 cents per share) related to general and product liability — discontinued products.
(more)

     In addition to items listed for the second quarter of 2004, the first six months of that year also included the following after-tax items: a rationalization charge of $20 million (11 cents per share); a charge of $15 million (9 cents per share) related to external professional fees associated with the previously disclosed accounting investigation; an expense of $12 million (7 cents per share) relating primarily to a fire at a European tire manufacturing facility and $4 million (2 cents per share) for accelerated depreciation primarily related to the closure of a Latin American tire manufacturing facility.
Conference Call
     Goodyear will hold an investor conference call at 8:30 a.m. EDT Friday, August 5. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer.
     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:25 a.m. A taped replay of the conference call will be available at 10:15 a.m. Friday by calling (706) 645-9291. The call replay will also remain available on the Web site.
     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs about 80,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Income (Loss)

	(unaudited)
(In millions, except per share)	Second Quarter		Six Months
	Ended June 30		Ended June 30
	2005	2004	2005	2004
Net Sales	$4,992	$4,519	$9,759	$8,821
Cost of Goods Sold	3,945	3,590	7,764	7,066
Selling, Administrative and General Expense	746	693	1,432	1,376
Rationalizations	(5)	10	(13)	34
Interest Expense	101	89	203	173
Other (Income) and Expense	18	29	30	79
Minority Interest in Net Income of Subsidiaries	33	19	54	25

Income before Income Taxes	154	89	289	68
United States and Foreign Taxes on Income	85	59	152	116

Net Income (Loss)	$69	$30	$137	$(48)

Net Income (Loss) Per Share of Common Stock — Basic	$0.39	$0.17	$0.78	$(0.28)

Average Shares Outstanding	176	175	176	175
Net Income (Loss) Per Share of Common Stock — Diluted	$0.34	$0.17	$0.69	$(0.28)

Average Shares Outstanding	208	177	208	175
Note: The increase in weighted average shares-diluted in 2005 compared to 2004 reflects the implementation of Emerging Issues Task Force Issue No. 04-08 in the fourth quarter of 2004, which required the inclusion of 29 million of contingently issuable shares under the company’s 4 percent Convertible Senior Notes due 2034.
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets

	(unaudited)
(In millions)	June 30	Dec. 31
	2005	2004
Assets
Current Assets:
Cash and Cash Equivalents	$1,621	$1,968
Restricted Cash	219	152
Accounts and Notes Receivable, less allowance — $134 ($144 in 2004)	3,516	3,408
Inventories	2,920	2,785
Prepaid Expenses and Other Current Assets	339	300

Total Current Assets	8,615	8,613
Other Assets	509	669
Goodwill	666	720
Other Intangible Assets	154	163
Deferred Income Taxes	83	83
Deferred Pension Cost	823	830
Properties and Plants, less Accumulated Depreciation — $7,847 ($7,836 in 2004)	5,159	5,455

Total Assets	$16,009	$16,533

Liabilities
Current Liabilities:
Accounts Payable — Trade	$1,850	$1,970
Compensation and Benefits	1,080	1,029
Other Current Liabilities	458	589
United States and Foreign Taxes	281	271
Notes Payable	265	221
Long Term Debt and Capital Leases due within One Year	202	1,010

Total Current Liabilities	4,136	5,090
Long Term Debt and Capital Leases	5,033	4,449
Compensation and Benefits	4,969	5,036
Deferred and Other Noncurrent Income Taxes	394	406
Other Long Term Liabilities	616	633
Minority Equity in Subsidiaries	816	846

Total Liabilities	15,964	16,460
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares, Outstanding Shares – 176 (176 in 2004) after Deducting 20 Treasury Shares (20 in 2004)	176	176
Capital Surplus	1,395	1,392
Retained Earnings	1,207	1,070
Accumulated Other Comprehensive Income (Loss)	(2,733)	(2,565)

Total Shareholders’ Equity	45	73

Total Liabilities and Shareholders’ Equity	$16,009	$16,533

(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Total Segment Operating Income Reconciliation Table

	(unaudited)
(In millions)	Second Quarter		Six Months
	Ended June 30		Ended June 30
	2005	2004	2005	2004
Total Segment Operating Income	$316	$254	$608	$435
Rationalizations and Asset Sales	5	(8)	26	(29)
Interest Expense	(101)	(89)	(203)	(173)
Foreign Currency Exchange	(5)	2	(11)	(4)
Minority Interest in Net Income of Subsidiaries	(33)	(19)	(54)	(25)
Financing Fees and Financial Instruments	(63)	(28)	(89)	(61)
General and Product Liability — Discontinued Products	8	(8)	(4)	(17)
Recovery (Expenses) for Fire Loss Deductible	12	—	14	(12)
Professional Fees Associated with the Restatement	(1)	(9)	(2)	(24)
Environmental Insurance Recoveries	19	—	20	—
Other	(3)	(6)	(16)	(22)

Income before Income Taxes	154	89	289	68
United States and Foreign Taxes on Income	(85)	(59)	(152)	(116)

Net Income (Loss)	$69	$30	$137	$(48)

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for internal performance evaluation purposes. Total segment operating income is the sum of the individual SBU’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”